Exhibit 99.1

iGATE CORPORATION SELLS TWO INTERNATIONAL STAFFING OPERATIONS

•    Cash received is approximately $10 million

PITTSBURGH, PA, June 4, 2004 - iGATE Corporation (Nasdaq: IGTE), a U.S.-based global provider of IT and BPO services, today announced the sale of two international staffing company subsidiaries, iGATE Australia Pty Ltd., headquartered in Sydney, Australia and Direct Resources Scotland Ltd, located in Edinburgh, Scotland.

The sale of the Company’s Australian operation was a stock for cash transaction and was completed on June 2, 2004. The Company sold its customer and contractor agreements in Scotland for cash on April 1, 2004. For 2003, both operations combined had approximately $47.0 million in revenues with operating losses of approximately $(0.4) million. The purchase price received in cash for both transactions was approximately $10.0 million.

According to Sunil Wadhwani, iGATE’s Chief Executive Officer and Co-Founder, “These two transactions are right in line with our overall strategy to de-emphasize our staffing operations outside of North America and will also enable iGATE’s management to focus more on the Company’s offshore BPO and IT services markets.”

Ashok Trivedi, iGATE’s President and Co-Founder, added “These strategic divestitures will have no significant impact on the Company’s overall profitability as both operations historically reported very small operating losses or profits.”

About iGATE:

iGATE Corporation (Nasdaq: IGTE) is the first fully integrated technology and operations firm with a global service model. iGATE Corporation, through its offshore subsidiary iGATE Global Solutions Ltd., enables clients to optimize their business through a combination of process investment strategies, technology leverage and business process outsourcing and provisioning. Services include consulting, enterprise data management and data warehousing, business intelligence and analytics, design, development, system integration, package evaluation and implementation, re-engineering and maintenance. iGATE Corporation also offers IT Professional Services.

The company services more than 500 clients across five continents. Clients rely on iGATE because of our high quality of service, our responsiveness and our cost-effective global reach. More information on iGATE is available at www.igatecorp.com.